Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Mediware Information Systems, Inc. 2003 Equity Incentive Plan of our reports dated August 5, 2005 on our audits of the consolidated financial statements and financial statement schedule as of June 30, 2005 and 2004 and for each of the three years in the period ended June 30, 2005, and of management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Mediware Information Systems, Inc. as of June 30, 2005, which are included in the Annual Report on Form 10-K for the year ended June 30, 2005.

/s/ Eisner LLP

New York, New York
December 20, 2005